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                                                                    EXHIBIT 23.2

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    As independent public accountants, we hereby consent to the incorporation by reference in this Amendment No. 1 to the Form S-3 Registration Statement of our reports dated August 7, 1998 on the consolidated financial statements of Park Place Entertainment Corporation as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, included in or incorporated by reference in the Park Place Entertainment Corporation's Registration Statement filed on Form 10 with the Commission on October 23, 1998, as amended on December 18, 1998, and to all references to our Firm included in this Registration Statement.

                                          /s/ ARTHUR ANDERSEN LLP

Los Angeles, California
February 3, 1999